Exhibit 99.2

Draft email to Clients / Stakeholders

[DATE]

Dear [NAME],

Today, CDI Corp. announced that AE Industrial Partners – a private equity firm – has agreed to acquire all outstanding shares of CDI for $8.25 in cash. This agreement follows a review by our Board of Directors of CDI’s strategic alternatives, and represents a decision in the best interest of our current shareholders, who benefit from immediate liquidity and certainty of value.

We are extremely pleased to be partnering with AEI, a proven investor in aerospace, power generation and specialty industrial businesses. AEI has substantial investing and operating experience with, as well as relationships in, many of our core end markets and services. As a private equity investor, AEI is focused on value creation through growth and operational excellence. They seek to enable their company’s through active deployment of their relationships, operational support and capital.

In terms of next steps, the tender process can take approximately 45 days to complete, perhaps even longer. Then, upon closing this transaction, CDI will become a private company. As a private company, we will have additional flexibility to focus on our longer-term strategy, innovation and performance. Of course, before and after the closing, we will remain committed to delivering exceptional service.

The acquisition by AEI is validation of the future opportunity provided by CDI’s fundamental pillars of strength. We serve extraordinary clients, like you. We deliver value-added solutions to key business, industrial and government markets benefitting from long-term secular trends. And, we supply those solutions through a flexible delivery model that encompasses project, managed and talent services.

CDI is beginning an exciting new chapter, and with that new chapter comes significant opportunity. We are excited about our future, and we look forward to sharing the future with you.

Best regards,

Notice to Investors

The tender offer for the outstanding common stock of CDI Corp. has not yet commenced. This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of CDI Corp. The solicitation and offer to buy common stock of CDI Corp. will only be made pursuant to an Offer to Purchase and related materials. At the time the tender offer is commenced, Nova Intermediate Parent, LLC and Nova Merger Sub, Inc. will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and CDI Corp. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer. Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that CDI Corp. files with the SEC at the SEC’s website at www.sec.gov, or free of charge from CDI Corp. at www.cdicorp.com/.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain requisite regulatory approvals, the tender of a majority of the shares of common stock of CDI Corp. on a fully diluted basis and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents to be filed by Nova Merger Sub, Inc. and the Solicitation/Recommendation Statement to be filed by CDI Corp. CDI Corp. shareholders should not place undue reliance on any forward-looking statements. CDI Corp. disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.